Exhibit 99.1

Athenex Announces Positive Results of Special Stockholder Meeting

•	Shareholders voted in favor of all three proposals submitted before the Special Stockholder Meeting

BUFFALO, N.Y., Nov. 22, 2022 (GLOBE NEWSWIRE) – Athenex, Inc., (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development, and commercialization of novel therapies for the treatment of cancer and related conditions, today announced the results of its special meeting of stockholders (the “Special Meeting”), held as a virtual meeting on November 22, 2022.

Athenex shareholders have approved all three proposals put before them today at the Special Meeting, including: (1) to effect an increase in the total number of authorized shares of common stock of the Company, (2) to authorize a reverse stock split of the Company’s common stock, which is intended to increase the per share price of the common stock and enable the Company to regain compliance with the Nasdaq continued listing requirements, and (3) to increase the number of shares available for issuance under the Company’s 2017 Omnibus Incentive Plan.

Further details on the voting results for each of the proposals put before the shareholders at the Special Meeting can be found in the Current Report on Form 8-K that Athenex intends to file with the Securities and Exchange Commission later today.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical-stage biopharmaceutical company dedicated to becoming a leader in the discovery, development, and commercialization of next generation cell therapy drugs for the treatment of cancer. In pursuit of this mission, Athenex leverages years of experience in research and development, clinical trials, regulatory standards, and manufacturing. The Company’s current clinical pipeline is derived mainly from the following core technologies: (1) Cell therapy, based on NKT cells and (2) Orascovery, based on a P-glycoprotein inhibitor. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active, accessible, and tolerable treatments. For more information, please visit www.athenex.com.

Athenex Contacts

Daniel Lang, MD

Athenex, Inc.

Email: danlang@athenex.com